GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 1 TO BY-LAWS

        The Undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on August 1, 2002:

        RESOLVED, that the By-Laws be amended as contemplated in Article X, to add the following Section 7 to Article III:

For purposes of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding one hundred twenty (120) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than one hundred twenty (120) days prior to the date of the meeting of Shareholders or distribution or other action as a record date for determination of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the Declaration; and

        FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

                                                        ___/s/_________________
                                                        Howard B. Surloff

                                                        Title: Secretary